EXHIBIT 10.28
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                               FOURTH AMENDMENT TO
                          EMPLOYMENT CONTINUATION PLAN
                                FOR KEY EMPLOYEES

     The Employment Continuation Plan for Key Employees adopted by Dollar Thrifty Automotive Group, Inc. on September 29, 1998 (the "Plan"), and amended as of January 24, 2001, April 23, 2001, on May 7, 2001, and is further amended on the 19th day of November, 2001 as follows:

     1.   Section 3(e) of the Plan is hereby deleted in its entirety:

     2. Section 5(a)(i) of the Plan is hereby deleted in its entirety and replaced with the following:

          (i) Subject to Section 9, each Key Employee who is listed on Annex A and who is terminated or terminates employment in accordance with
          Section 4(b) shall, within five (5) business days after such termination, receive Employment Continuation Pay from the Company in a lump sum payment in an amount equal to (A) the sum of the Key Employee's amount of Base Pay and Incentive Pay, multiplied by (B) two (for those Key Employees listed on Annex A except if such Key Employee is also listed on Annex A-1) or three (for those Key Employees listed on Annex A-1).

     3. Section 9 of the Plan is hereby deleted in its entirety and replaced with the following:

          9. Confidentiality; Nonsolicitation. (a) During the Term, the Company has disclosed to the Key Employee its confidential or proprietary information (as defined in this Section 9(a)) to the extent necessary for the Key Employee to carry out his obligations to the Company. As a condition to his participation in the Plan, each Key Employee shall covenant and agree that he will not, without the prior written consent of the Company, during the Term or thereafter disclose to any person not employed by the Company, or use in connection with engaging in
          competition   with  the  Company,   any  confidential  or  proprietary
          information of the Company. For purposes of this Plan, the term "confidential or proprietary information" will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by the Key Employee's breach of this Section 9(a)) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company's financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For purposes of the preceding two sentences, the term "Company" will also include any Subsidiary (collectively, the "Restricted Group"). The foregoing obligations imposed by this Section 9(a) will not apply (i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information will have become, through no fault of the Key Employee, generally known to the public or (iii) if the Key Employee is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

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          (b) As a condition to his participation in the Plan, each Key Employee shall covenant and agree that during the Continuation Period the Key Employee will not, without the prior written consent of the Company, which consent shall not unreasonably be withheld, on behalf of the Key Employee or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Restricted Group to give up, or to not commence, employment or a business relationship with the Restricted Group.


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